Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia and CellProThera Partner for Clinical Trial and Marketing in Singapore of Early Stem Cell Therapy for Patients Following Myocardial Infarction

SAN CARLOS, Calif. and MULHOUSE, France – October 30, 2018 – CellProThera® and BioCardia® today announced an agreement to expand their current collaboration to the SIngXpand Clinical Trial in Singapore. The study will evaluate the safety and efficacy of in vitro expanded peripheral blood CD34+ stem cells output by the StemXpand® Automated Process and delivered via BioCardia’s Helix™ Biotherapeutic Delivery System for the treatment of patients soon after a heart attack.

Under the terms of the agreement, CellProThera will fund completion of all regulatory and clinical activities undertaken by both firms for the clinical investigation. If the study results in regulatory approval of the product, CellProThera will have exclusive commercial rights in Singapore to the Helix Biotherapeutic Delivery System for the delivery of culture expanded CD34+ cells to treat patients who have suffered a recent heart attack. BioCardia will receive double-digit royalty payments on future sales of the combination product.

Published data has shown that delivery of stem cell therapy to the heart using the Helix system resulted in superior cell retention and fewer treatment emergent major adverse cardiac events than either percutaneous intra-coronary infusion or direct injection using a straight needle.1,2 In addition, peer reviewed literature on clinical trials of CD34+ cells have noted minimal adverse events, with potential benefit in the treatment of cardiac conditions. The published results of the pilot study conducted by CellProThera have shown meaningful improvement in cardiac functions after injection of CD34+ stem cells into the myocardium following heart attack.3,4

About CellProThera®

CellProThera, headquartered in Mulhouse, France, is developing a cell therapy product for the regeneration of the damaged heart short after a severe heart attack. CellProThera has developed a proprietary technology to expand human peripheral blood CD34+ cells and turn them into a stem cell graft ProtheraCytes®. The graft is then directly injected into the heart tissue of the patient during a minimally invasive procedure.

A randomized phase I/IIb clinical trial is currently ongoing in several centres in France and in the UK. The innovative approach developed by CellProThera is viewed by experts as one of the most promising to treat AMI and potentially prevent the occurrence of chronic heart failure.

About BioCardia

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP and CardiALLO cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ Biotherapeutic Delivery System and the Morph® steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. CardiAMP cell therapy uses a patient’s own (autologous) bone marrow cells to potentially stimulate the body’s natural healing response through a minimally-invasive, catheter-based procedure.

The Helix Biotherapeutic Delivery System is known as the Helical Infusion Catheter outside of the United States.

References:

1.

Mitsutake Y1, Pyun WB1,2, Rouy D3, Foo CWP4, Stertzer SH1,4, Altman P4, Ikeno F1. Int Heart J. Improvement of Local Cell Delivery Using Helix Transendocardial Delivery Catheter in a Porcine Heart. 2017 May 31;58(3):435-440. doi: 10.1536/ihj.16-179. Epub 2017 May 23.

2.

Duckers HJ, Raval AN, Pepine CJ, Johnston PV, Traverse JH, Emery J, Miller L, Abraham WT, Altman PA. Performance of Helix transendocardial biotherapeutic delivery system after 300 cases. Presented at the Annual Meeting of Transcatheter Cardiovascular Therapeutics, September 24, 2018.

3.

Pasquet S, Sovalat H, Hénon P, Bischoff N, Arkam Y, Ojeda-Uribe M, Bouar Rl, Rimelen V, Brink I, Dallemand R, Monassier JP. Long-term benefit of intracardiac delivery of autologous granulocyte-colony-stimulating factor-mobilized blood CD34+ cells containing cardiac progenitors on regional heart structure and function after myocardial infarct. Cytotherapy. 2009;11(8):1002-15. doi: 10.3109/14653240903164963.

4.

Henry TD, Losordo DW, Traverse JH, Schatz RA, Jolicoeur EM, Schaer GL, Clare R, Chiswell K, White CJ, Fortuin FD, Kerejakes DJ, Zeiher AM, Sherman W, Hunt AS, Povsic TJ. Autologous CD34+ cell therapy improves exercise capacity, angina frequency and reduces mortality in no-option refractory angina: a patient-level pooled analysis of randomized double-blinded trials. Eur Heart J 2018;39(23):2208-2216.

Forward Looking Statements
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, the intended completion of the trial in Singapore, the efficacy and safety of our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations, including the expectation that the trial results may support conditional product registration. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2018, including those under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact for CellProThera:
Paula Lee, Communication manager
+33 3 69 71 97 86
plee@cellprothera.com

Media Contact for BioCardia:
Michelle McAdam, Chronic Communications
michelle@chronic-comm.com

(310) 902-1274

Investor Contact for CellProThera:

Matthieu de Kalbermatten, CEO

+33 3 67 68 00 61

Investor Contact for BioCardia:

David McClung, Chief Financial Officer

Investors@BioCardia.com

(650) 226-0120